Exhibit (h)(3)

SUB-LICENSE AGREEMENT

     THIS SUB-LICENSE AGREEMENT (the “Agreement”), dated as of     ,    , (the “Effective Date”) is by and between IndexIQ Advisors LLC, whose principal place of business is 800 Westchester Avenue, Suite N-611 Rye Brook, New York 10573 (“Advisor”), and IndexIQ ETF Trust, a Delaware trust (the “Trust”).

1.  BACKGROUND & DEFINITIONS.

1.1  Background. Advisor is the licensee of the Licensed Index (defined below) pursuant to that certain License Agreement (the “License Agreement”), dated as of     , by and between Financial Development HoldCo LLC, d/b/a “IndexIQ”, whose principal place of business is 800 Westchester Avenue, Suite N-611 Rye Brook, New York 10573 (“IndexIQ”). Advisor provides services to the Trust related to investment management and, in connection therewith, Advisor desires to sub-license the Licensed Index (as defined below) to be used by the Trust in accordance with the terms and conditions set forth herein.

1.2  Definitions. Unless otherwise specifically provided, the following terms shall have the meanings set forth below for this Agreement and all exhibits and attachments hereto:

     “Investment Management Agreement” shall mean an agreement between Advisor and its clients pursuant to which Advisor shall provide various services regarding the management of its clients’ investments.

     “Licensed Index” shall mean the index or indexes listed on Schedule A hereto, as modified to Advisor’s specifications, which Licensed Index is sub-licensed from Advisor to the Trust in accordance with the terms of this Agreement.

     “Trust Offering” shall mean any fund or other offering issued by the Trust that incorporates, references or is otherwise based on the Licensed Index.

     “Territory” shall mean the United States of America.

2.  LICENSES.

2.1  License to Use. Subject to the requirements set forth herein, Advisor hereby grants to the Trust a non-exclusive license during the term of this Agreement to promote and market the Licensed Index within the Territory, and in accordance with the terms of this Agreement, solely in connection with a Trust Offering.

2.2  Restrictions. The Trust shall not edit, modify or revise the Licensed Index in any manner whatsoever without first obtaining Advisor’s prior written consent thereto, which may be granted or withheld at Advisor’s sole discretion. The Trust shall, at all times, attribute credit for the Licensed Index to IndexIQ and/or the Advisor, as applicable, under such attribution as Advisor specifies in writing from time to time. The Trust shall advise its end users of the Trust Offerings of IndexIQ’s ownership in, and proprietary rights to, the Licensed Index, and not permit any such end user to edit, modify or revise the Licensed Index.

2.3  Ownership. The Trust acknowledges that all right, title and interest to the Licensed Index, the processes and methodologies necessary to design, monitor and revise the Licensed Index, any reports or deliverables provided by Advisor and any other information or materials provided to the Trust by Advisor under this Agreement, including, without limitation, all intellectual property rights therein, shall at all times remain solely with Advisor, IndexIQ and/or its licensors, as applicable. Except for the licenses and use rights expressly granted pursuant to this Agreement, nothing contained in this Agreement or otherwise shall be construed to grant to the Trust any right, title, license or other interest (whether by estoppel, by implication or otherwise) in, to or under the Licensed Index or other confidential information of Advisor, IndexIQ or its licensors, as applicable, and any rights not expressly granted in this Agreement are expressly reserved.

2.4  Licensed Index Adjustments. The Trust acknowledges and agrees that IndexIQ and/or the Advisor, as applicable, have rights to make, from time to time during the term of this Agreement, adjustments in and to the Licensed Index, to change the composition of the securities or other components making up the Licensed Index, and to change the methods by which the Licensed Index is computed, provided, however, that Advisor shall use commercially reasonable efforts to maintain the continuity of the Licensed Index so that means will exist to facilitate the Trust’s pricing of any unexpired Trust Offering, as applicable. Advisor shall provide the Trust with advance notice of any material adjustments or changes to the Licensed Index.

3.  INDEXIQ OBLIGATIONS.

3.1  Approval of Informational Materials. The Trust shall submit to Advisor for its review and approval (i) any proposed names of a Trust Offering; and (ii) all advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to IndexIQ, Advisor or the Licensed Index (the “Informational Materials”). If any Informational Materials are rejected by Advisor, the Trust shall, to the extent commercially practicable, amend or withdraw from circulation any such materials.

3.2  Trust Offering Disclaimer. The Trust will include the following disclaimers and limitations in each of its Investment Management Agreements, its Informational Materials and any contract(s) relating to the Trust Offering(s):

“The Trust Offering(s) is not sponsored, endorsed, sold or promoted by IndexIQ Advisors LLC (“Advisors”). Advisors makes no representation or warranty, express or implied, regarding the advisability of investing in securities generally or in the Trust Offering(s) particularly or the ability of the [          ] (“Index”) to track general market performance. Advisors has no obligation to take the needs of the Trust or the owners of the Trust Offering(s) into consideration in determining, composing or calculating the Index. Advisors shall not be liable to any person for any error in the Index nor shall it be under any obligation to advise any person of any error therein.”

4.  CHARGES, PAYMENT, AND TAXES.

4.1  Consideration for Services. Advisor hereby acknowledges the receipt and sufficiency of the consideration provided by the Trust hereunder.

5.  TERM. This Agreement will commence on the Effective Date and shall remain in effect until the earlier of: (i) the expiration of thirty (30) days following IndexIQ’s written notice that it is terminating this Agreement without cause; or (ii) the termination of the Agreement in accordance with Section 6 below (the “Term”).

6.  TERMINATION.

6.1  Termination for Material Breach. Either party may terminate this Agreement if the other party is in material breach hereunder and has not cured the breach within thirty (30) days after written notice specifying the breach.

6.2  Termination for Licensed Index Cessation. In the event that Advisor (or its agent or representative, as applicable) determines to cease to calculate or publish the Licensed Index, and the License Agreement is thereby terminated, then this Agreement shall also terminate. Advisor shall use commercially reasonable efforts to give the Trust at least three (3) months prior written notice of such cessation. Notwithstanding the foregoing, the Advisor shall not have any liability to the Trust arising out of the termination of this Agreement due to the cessation of the Licensed Index.

6.3  Termination upon Insolvency. This Agreement may be terminated by either party immediately and without notice in the event the other: (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization; or (vi) ceases to do business itself or through a successor.

6.4  Effect of Termination. Termination of this Agreement shall not relieve either party of any obligation accrued prior to the termination date. Termination shall not effect the obligations of the parties under Sections 1.2, 2.2, 2.3, 4, 6.4 and 8-11.

7.  REPRESENTATIONS & WARRANTIES; COVENANTS.

7.1  Advisor Representations and Warranties. Advisor represents and warrants that: (i) the execution, delivery and performance of this Agreement by Advisor is within its powers and authority and constitutes the legal, valid and binding obligation of Advisor; and (ii) the person executing and delivering this Agreement on behalf of Advisor has been duly authorized to do so.

7.2  Advisor Representations and Warranties. The Trust represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Trust is within its powers and authority and constitutes the legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms; (ii) the person executing and delivering this Agreement on behalf of the Trust has been duly authorized to do so; (iii) it is duly registered or licensed with the Securities and Exchange Commission as an investment adviser pursuant to the Investment Advisers Act, as amended or revised from time to time.

7.3  DISCLAIMER; ACKNOWLEDGEMENT. (a) THE WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES BY ADVISOR WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ADVISOR EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES. ADVISOR DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF A PRODUCT, IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

(b) The Trust acknowledges and agrees that:

     (i) The Advisor’s duties under this Agreement are strictly limited to licensing the Licensed Index;

     (ii) The Advisor makes no guarantee, expressed or implied, as to the performance of any Trust Offering to which the Trust elects to use or apply the Licensed Index;

     (iii) The Advisor makes no recommendation or claim as to the suitability of the Licensed Index for application to any Trust Offering; and

     (iv) The Advisor is not liable for any inaccuracy in the data on which the Licensed Index is based.

8.  LIMITATION OF LIABILITY. IN NO EVENT SHALL THE ADVISOR BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.  INDEMNIFICATION.

9.1  Indemnification by the Trust. The Trust shall indemnify, defend and hold harmless Advisor and its officers, directors, employees, agents and representatives (the “Advisor Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third-party claim regarding (i) any use of the Licensed Index by the Trust; (ii) any Trust Offering; or (iii) any edit, modification or other revision to the Licensed Index by the Trust.

9.2  Indemnification by Advisor. Advisor shall indemnify, defend and hold harmless the

Trust and its officers, directors, employees, agents and representatives (the “Advisor Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third-party claim that the Licensed Index, when used by the Trust as authorized hereunder, infringes any third party intellectual property right. In the event of an infringement action against Advisor with respect to the Licensed Index, or in the event Advisor believes such a claim is likely, Advisor shall be entitled at its option to: (i) appropriately modify the Licensed Index; (ii) obtain a license from the third party to allow the Trust to continue using it in accordance with this Agreement; or (iii) if neither (i) nor (ii) is commercially practicable, terminate this Agreement. THE FOREGOING STATES HOLDCO’S SOLE LIABILITY, AND INDEXIQ’S EXCLUSIVE REMEDY, WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

9.3  Indemnification Procedure. The indemnified party shall promptly notify the indemnifying party in writing and in reasonable detail outlining the basis for indemnification with reference to the applicable provision(s) of this Agreement, of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.

10.  CONFIDENTIAL INFORMATION.

10.1 Definition. By virtue of this Agreement, each party may have access to information that is confidential and/or proprietary to the other party. All such information shall be deemed the “Confidential Information” of a party, except for information that

(i) is or becomes generally available to the public other than as a result of disclosure by the receiving party hereto; or

(ii) is already known by or in the possession of the other party at the time of disclosure by the disclosing party hereunder as evidenced by written documentation in the receiving party’s possession prior to receipt of the Confidential Information.

Notwithstanding the foregoing, the Trust acknowledges and agrees that Advisor’s Confidential Information includes, without limitation, all of Advisor’s marketing or promotional materials relating to the Licensed Index or any other offering of Advisor, its business policies or practices, financial information, technical information, computer systems, infrastructure designs, data, software output, algorithms, processes, methods, analyses, compilations or studies, and the terms of this Agreement.

10.2  Nondisclosure. Each party shall treat as confidential all Confidential Information of the other party and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any misuse or unauthorized disclosure of the other party's Confidential Information.

10.3  Required Disclosure. Either party may disclose the other party’s Confidential Information to the extent required by law or court order, provided that the receiving party provides the disclosing party reasonable advance notice of its intended disclosure, and the receiving party continues to protect the information in its possession after the required disclosure.

10.4  Termination/Expiration. After termination or expiration of this Agreement, each party shall return to the other party any Confidential Information received during the term of this Agreement.

11. MISCELLANEOUS.

     (a) Relationship Between The Parties. This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship between Advisor and the Trust; nor will either party hereto hold itself out as an agent, partner, or joint venture party of the other party. Both parties hereto shall be, and shall act as, independent contractors. Neither party shall have authority to create any obligation for the other party, except to the extent stated herein.

     (b) Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by registered or certified mail or sent by overnight courier, if to the Trust, to the President at the address written above and, if to Advisor, to the Chief Executive Office at address written above. All notices shall be deemed delivered when actually received if personally delivered, on the next business day following the day that they are sent by facsimile, or five (5) days after having been placed in the mail, addressed in accordance this Section.

     (c) Waiver. No waiver shall be implied from conduct or failure to enforce rights. No waiver shall be effective unless in a writing signed by both parties.

     (d) Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than payment obligations) where such delay or failure arises by reason of any by fire, flood, earthquake, elements of nature or acts of God, acts of war, insurrection, terrorism, strike, compliance with any law, regulation, or order of any governmental authority, or any other cause beyond the reasonable control of such party.

     (e) Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

     (g) Assignment. The Trust may not assign this Agreement, by operation of law or otherwise, without the prior consent of the Advisor, which may be withheld for any reason, or no reason at all. Advisor may, without the Trust’s consent, subcontract any of its obligations hereunder and otherwise assign the right to monies due or becoming due. Either party may also, without the other party’s consent, assign this Agreement in the event of any corporate restructuring, a sale of all or substantially all of such terminating party’s assets or stock, or a merger or consolidation with or into another entity. Any attempted assignment without such written consent shall be null and void. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

     (h) Governing Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York, without regard to the conflict of law provisions thereof.

     (i) Entire Agreement. This Agreement and all exhibits referenced herein shall constitute the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. It is expressly agreed that any terms and conditions of any purchase order or similar instrument of Advisor shall be superseded by the terms and conditions of this Agreement to the extent that such terms may be in conflict.

     (j) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

     (k) Mutual Negotiation. The parties hereto agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

IndexIQ Advisors LLC	IndexIQ ETF Trust

By	By

Adam Patti	Gregory Bassuk

Name	Name

Chief Executive Officer	Secretary

Title	Title

Schedule A

Licensed Index

IQ Hedge Multi-Strategy Composite Index

IQ Hedge Global Macro Index

IQ Hedge Long/Short Index

IQ Hedge Event-Driven Index

IQ Hedge Market Neutral Index